CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the Registration Statement on Form N-4 (No. 333-178843) (the “Registration Statement”) of our report dated April 25, 2023 relating to the statutory basis financial statements of The United States Life Insurance Company in the City of New York and consent to the incorporation by reference in the Registration Statement of our report dated April 25, 2023 relating to the financial statements of each of the subaccounts of FS Variable Separate Account indicated in our report. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 26, 2023